WATER COOLER PLACEMENT AGREEMENT


     AGREEMENT made this 16th day of February 2006, by and between AquaCell Media, Inc., a Delaware corporation, with its offices located at 10410 Trademark Street, Rancho Cucamonga, California 91730 ("AquaCell") and CVS Pharmacy, Inc. with its primary place of business at 1 CVS Drive Woonsocket, RI 02895 ("Retailer").

     WHEREAS AquaCell is the manufacturer and owner of a patented self-filling water cooler; and

     WHEREAS Retailer is the tenant or owner of premises of the participating retail locations included on the attached "Exhibit A" ("Participating Locations"); and

     NOW in consideration of the following covenants and consideration the parties agree to have an AquaCell water cooler installed in each of the Participating Locations under the following terms and conditions:


1.   Term and Termination

     This Agreement is for a term of five years commencing on the date hereof and is renewable upon written agreement of the parties.


2.   Location of Water Cooler

     A. AquaCell will install its water cooler in the Participating Locations utilizing licensed, bonded plumbers, and further, agrees to service and maintain the cooler in good working order throughout the term of this Agreement, insuring the filtration system and bottle are both operational, free of leaks and in good working order. AquaCell will provide cups to the Participating Locations to be used with the water cooler.

     B. The Retailer agrees that the water cooler will be installed in an area within the Participating Location that is easily accessible to and in full view of customers, and that they will ensure that the cup holder is filled with cups and that the drip tray is emptied when full. [Water cooler to be placed within pharmacy seating area. (Added on 2/27/06)]

3.   Title

     A. The Retailer acknowledges that the water cooler shall at all times remain the property solely of AquaCell who has all right, title and interest thereto. Retailer agrees to AquaCell's execution and filing of UCC-1s in any appropriate jurisdiction in connection with its security interest in the water cooler.

     B. The Retailer shall permit no lien to be placed upon the premises which may affect AquaCell's property interest in the water cooler. In the event any lien is placed against the Retailer's interest in the leasehold, it shall immediately notify AquaCell who may remove the cooler from the premises.


4.   Use of Water Cooler

     The Retailer's customers and employees shall have unlimited use of the drinking water from the AquaCell water cooler in the Participating Locations.


5.   Advertising

     A. The Retailer agrees to permit AquaCell to place advertising bands on its water cooler's permanently attached bottle and/or on the cup holder. The Retailer agrees that these advertisements may be changed periodically by AquaCell or its agents or assigns, and that no other party is authorized to change or sell the advertisement.

     B. [Paragraph omitted on 2/27/06]

     C. AquaCell agrees to pay the Retailer the amount set forth on "Exhibit B" from advertising revenues collected on water coolers in the Participating Locations.

     D. The parties agree that any advertisements placed on the bottle will not be inappropriate to the location.

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     E. The Retailer may submit a list of product categories it deems unacceptable or objectionable, to be attached hereto as "Exhibit C". The Retailer may reject any advertiser it deems unacceptable, provided it does not act in an arbitrary or capricious manner and notice thereof is timely given.

     F. AquaCell will pay Retailer for changing the advertising bands in its stores the amount set forth in Exhibit B. AquaCell will provide the advertising bands to the Retailer. Retailer shall provide evidence of execution to AquaCell.

     G. Retailer shall be entitled to offer advertising on the water coolers. In the event the Retailer secures the advertising, revenues shall be divided between the parties, as set forth in Exhibit B.


6. This Agreement may be assigned by either party to an affiliate, subsidiary or successor in interest, provided notice is given and upon consent of the other party which will not be unreasonably withheld.


7. AquaCell shall, at its expense, carry and maintain: (a) Workers Compensation and Employers Liability Insurance meeting minimum statutory requirements, (b) Commercial General Liability insurance policy(s) with a combined single limit of not less than $5,000,000 per occurrence, (c) Automobile Liability Insurance with a combined single limit of not less than $1,000,000 per occurrence. The policy shall be underwritten by an insurance company that carries an A- or better rating from A.M. Best. Each policy shall provide that (1) CVS Corporation and it's Subsidiary and Affiliates shall be named as an additional insured, (2) not less than thirty (30) days' prior, written notice shall be given to CVS in the event of any alteration or terms of such policy or of the cancellation or non-renewal thereof, and (3) such insurance will be primary insurance with respect to CVS Corporation and its Subsidiaries and Affiliates. Your company shall furnish CVS with a certificate of insurance evidencing coverage, and a certificate of insurance as evidence of renewal at least 30 days prior to expiration of each policy.

     Your company agrees to defend, indemnify and hold harmless CVS, its directors, officers, employees and agents from and against any and all claims, demands, losses, damages, suits, judgments, penalties, expenses, attorneys' fees, and/or liabilities of any kind or nature which may be asserted against them by third parties in connection with the performance of your company, its employees and/or agents under this Agreement or arising as a result of the AquaCell units in the CVS locations.


8.   This Agreement shall be governed by the laws of the State of Delaware.


9. This Agreement constitutes the entire agreement between the parties and may be amended only by a written agreement executed by both parties.


10. The undersigned hereby acknowledge that he/she is duly authorized to sign this agreement on behalf of their respective parties.


     IN WITNESS WHEREOF, the parties have signed the Agreement as of the date first above written.


AquaCell Media Inc.                     CVS Pharmacy, Inc.

   /s/ James Witham                        /s/ Kenneth Roberts
-------------------------------------   --------------------------------------
By:    James Witham                     By:    Kenneth Roberts
Title: CEO
                              Title: V.P. Visual Merchandising

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                                   EXHIBIT A

                         Participating Retail Locations
   (Please attach list which includes full shipping address for each location)




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                                   EXHIBIT B

                            Payments to the Retailer

(1) AquaCell will pay to the Retailer from collected advertising revenues $7.00 per month for each Participating Location, which amount shall be paid quarterly.

(2) AquaCell will pay to the Retailer $20.00 per location in which Retailer executes changing of the advertising band.

(3) In the event Retailer secures advertisement on the water coolers, AquaCell shall retain the first $100 per location per month for the advertising, and the Retailer shall receive all additional collected revenues for that advertising.

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                                   EXHIBIT C

          Product categories unacceptable or objectionable to Retailer

(Added on 2/27/06)

   - Alcohol
   - Tobacco
   - Family Planning
      Non-retail
      Advertising- TV Show
   - All advertised items must have CVS pre-approval